Digital Fusion to Move Headquarters to Huntsville

    TAMPA, Fla.--(BUSINESS WIRE)--March 3, 2003--Digital Fusion, Inc. (Nasdaq:DIGF), a provider of business and IT consulting services since 1995, today announced it will relocate its corporate headquarters from Tampa, Fla. to Huntsville, Ala. The move is expected to be completed by April 30, 2003.
    "The time is right to relocate and provide more focused corporate attention to the strong business relationships we've been building in the federal marketplace. Given our strong government presence in Huntsville, reestablishing our corporate headquarters there is a natural fit," said Roy Crippen, president and chief executive officer of Digital Fusion. "We'll continue to provide high-quality IT services and dedicated support to our commercial clients, as well."
    For the U.S. Army Material Command Logistics Support Activity (LOGSA) in Huntsville, Digital Fusion provides onsite technical support for the continued development of the Logistics Integrated Database (LIDB). Begun more than five years ago with Digital Fusion's assistance, this system provides real-time logistics information to support Army operations. Other systems Digital Fusion has helped the Army build include applications for accounting, tracking repair parts, and processing missile test data. Company consultants also have worked on budgeting software for the Air Force.
    Digital Fusion also holds an information technology schedule awarded by the U.S. General Services Administration (GSA). The GSA schedule makes Digital Fusion's services readily available to federal agencies and helps streamline contracting with the U.S. government. The contract number is GS-35F-0012N
    The company will consolidate operations by combining and relocating some existing Tampa-based staff with those currently working in its Huntsville office. Digital Fusion's new corporate headquarters will be 4940-A Corporate Dr., Huntsville, AL, 35805; phone: 256/837-2620; fax: 256/837-2821.

    About Digital Fusion

    Digital Fusion is a business and information technology consulting company helping its customers make the most of technology to access business information, enhance the performance of their human resources and meet their business needs. Digital Fusion provides a range of services including IT consulting, IT support and integration, and application development and integration to private and public-sector customers. Based in the eastern U.S., Digital Fusion has offices in New York, Washington D.C., Philadelphia, Orlando, Huntsville and Ocean, N.J.

    CONTACT: Digital Fusion, Inc., Tampa
             Heidi Kelchner, 813/221-0024 ext. 4012
             hkelchner@digitalfusion.com